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                          CERTIFICATE OF INCORPORATION

                                       OF

                            ESCAGENETICS CORPORATION

                                  * * * * * * *

     FIRST.  The name of the corporation is ESCAGENETICS CORPORATION.

     SECOND. The address of its registered office in the State of Delaware is 229 South State Street, Dover, Delaware 19901. The name of its registered agent at such address is United States Corporation Company.

     THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred and One Million (101,000,000) shares, comprised of One Hundred Million (100,000,000) shares of Common Stock with a par value of One-One Hundredth of One Cent ($.0001) per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock with a par value of One Cent ($.01) per share (the "Preferred Stock").

     A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

     A.   PREFERRED STOCK

          The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the board of directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as may be expressly provided in this Certificate of Incorporation, including any certificate of designations for a series of Preferred Stock, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

          The board of directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation,


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to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the board of directors to create such series, and a certificate of designations setting forth a copy of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the board of directors with respect to each such series shall include without limitation of the foregoing the right to specify the number of shares of each such series and to authorize an increase or decrease in such number of shares and the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
(iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the board of directors may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

     B.   COMMON STOCK

          1. RELATIVE RIGHTS OF PREFERRED STOCK AND COMMON STOCK. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

          2. VOTING RIGHTS. Except as otherwise required by law or this Certificate of Incorporation, including any certificate of designations for a series of Preferred Stock, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

          3. DIVIDENDS. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which


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are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

          4. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, including any certificate of designations for a series of Preferred Stock, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     FIFTH. The name and mailing address of the sole incorporator is as follows:

          Name                          Mailing Address
          ----                          ---------------

     Martina W. Knee                    Heller, Ehrman, White & McAuliffe
                                        525 University Avenue, Suite 1100
                                        Palo Alto, California  94301

     SIXTH.  The corporation is to have perpetual existence.

     SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

     A.   The board of directors of the corporation is expressly authorized:

          (i)    To make, alter or repeal the by-laws of the corporation.

          (ii) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          (iii) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (iv) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of any committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to sit at the


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meeting in place of any such absent or disqualified member.  Any such committee, to the extent provided by the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), adopting an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of the State of Delaware, recommending to the stockholders the sale, lease or exchange, of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.

          (v) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

          B.   (i)    Election of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

               (ii) Except as otherwise provided pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by or pursuant to the By-Laws of the corporation.

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               (iii)  Advance notice of nominations for the election of
directors at any annual or special meeting of stockholders, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the corporation to whom the Board of Directors or such committee shall have delegated such authority, and certain information and representations concerning the person or persons making such nomination and the nominee or nominees, shall be given to the corporation in the manner provided in the By-Laws.

               (iv) To the extent not covered by the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), advance notice of any stockholder proposal to be considered by the stockholders at any annual or special meeting of stockholders, and certain information relating to the proposal and the stockholder making such proposal, shall be given to the corporation in the manner provided in the By-Laws.

               (v) Except as otherwise provided pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               (vi) Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors voting together as a single class.

               (vii) Any action required or permitted to be taken by the holders of the shares of capital stock of the corporation entitled to vote on any given matter may be effected at a duly called annual or special meeting of such holders or by consent in writing by such holders; provided, that the actions to be taken pursuant to


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any such written consent shall not become effective until 45 days after a notice, complying in form and content with Regulations 14A or 14C under the Exchange Act, shall have been delivered to all stockholders of record as of a date no more than 60 days and not less than 10 days before the date of such consent.

               (viii) Notwithstanding any other provisions of this Certificate of Incorporation (excepting Section B(ix) hereof) or the By-Laws of the corporation, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the corporation, the affirmative vote of the holders of 75% or more of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote on such matters, voting together as a single class, shall be required to amend, repeal or adopt any provision in this Certificate of Incorporation or By-Laws inconsistent with this Section B.

               (ix) Subsections (ii) through (ix), inclusive, of this Section B shall terminate and be of no further force and effect after the fifth annual meeting of the stockholders subsequent to the annual meeting at which this amendment to Section B, subsection (ix) was adopted; provided, that such provisions shall remain in effect, uninterrupted, if the holders of 50% or more of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote on such matters, voting together as a single class, shall, at such meeting, vote to reaffirm the provisions of this Section B, either for a determinable period of time or indefinitely, with no period of time stated.

          4. The foregoing amendments have been approved by the Board of Directors of this Corporation.

          5. These amendments were approved by the required vote of the shareholders of the Corporation and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Corporation has one class of stock, the holders of which are entitled to vote with respect to the amendment. The Corporation presently has 3,638,727 shares of common stock outstanding. The number of shares of stock voted in favor of the amendment equaled or exceeded the vote required and a percentage vote of more than 50% of the aggregate outstanding shares of common stock was required for the approval of the amendment.

     C. The books of the corporation may be kept at such place within or without the State of Delaware as the by-laws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

     EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section


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291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     NINTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     TENTH.

     A.   RIGHT TO INDEMNIFICATION

          Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be


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indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

     B.   RIGHT OF CLAIMANT TO BRING SUIT

          If a claim under Paragraph A of Article TENTH is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in party, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including

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its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

     C.   NON-EXCLUSIVITY OF RIGHTS

          The rights conferred on any person by Paragraphs A and B of Article TENTH shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     D.   INSURANCE

          The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     ELEVENTH. The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.


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